PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of October 24, 2019 (the “Effective Date”) by and between AEI Income & Growth Fund 24, LLC, a Delaware limited liability company (“Seller”) and DV WYOMING, LLC, a Minnesota limited liability company (“Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 3149 Farm Bank Way, Grove City, OH 43123, as more particularly described on Exhibi t “A” attached hereto (the “Property”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.   Property.  The property to be sold to Buyer in this transaction consists of an undivided 100%
interest in the Property. Seller owns no interest in any personalty with respect to the Property.

2.   Lease.  The Property is being sold subject to an existing Lease of the Property dated April 15,
2008, as amended by that certain First Amendment to Lease dated November 21, 2008, as amended by that certain Second Amendment to Lease dated May 26, 2009, and as further amended by that certain Third Amendment to Lease dated October 5, 2012 by and between Seller, as lessor (pursuant to that certain Assignment and Assumption of Leases dated September 17, 2008 by and between Broadway Professional Village, LLC, an Ohio limited liability company, and FMC Leasing LLC, an Ohio limited liability company, whose interest was subsequently assigned to Seller, as assignee, pursuant to that certain Assignment and Assumption of Lease dated September 11, 2014), and Bio-Medical Applications of Ohio, Inc.,
, a Delaware corporation, d/b/a Fresenius Medical Care Grove City (the “Tenant”) (collectively, the “Lease”). The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.

3.   Purchase Price. The Purchase Price for the Property is $2,667,360 (the “Purchase Price”).
If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.   Terms.  The Purchase Price will be paid by Buyer as follows:

a) Within five (5) business days of the Effective Date of this Agreement, Buyer will deposit $50,000 (the “Earnest Money”) into an interest-bearing account with First American Title Insurance Company, 1125 17th Street, Denver, Colorado, 80202, Attn: Jordan Dunn; phone number: (303) 876-1152; email: jdunn@firstam.com (the “Closing Agent” or “Title Company”). Upon expiration of the Review Period (as
Page 14 of 22 Fresenius Medical Care - Grove City, OH

defined below), Earnest Money shall become non-refundable. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

b) Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

5.   Closing Date. Escrow shall close (the “Closing”) on or before twenty (20) days following the expiration of the Financing Contingency Period set forth below (the “Closing Date”), unless the parties mutually agree otherwise.

6.   Due Diligence. Buyer will have thirty (30) days from the Effective Date of this Agreement (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Agreement. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit “B” (“Seller’s Materials”).

Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Review Period. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 16 below.

If Buyer cancels this Agreement before the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of section 6 of this Agreement and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Buyer, Seller or anyone else.

If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon default by Buyer, Seller may, as its option, retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property, or Seller may exercise its rights hereunder. The Review Period will be deemed satisfied if Buyer has deposited the Earnest Money as required by Section 4 hereof, and this agreement is not cancelled.

Notwithstanding the foregoing with respect to the Review Period, Buyer shall have forty-five (45) days following the Effective Date to secure any necessary financing (the “Financing Contingency Period”. Buyer may cancel this Agreement before the expiration of the
Page 15 of 22 Fresenius Medical Care - Grove City, OH

Financing Contingency Period, in the event of Buyer’s failure to secure necessary financing for the contemplated purchase of the Property, by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Financing Contingency Period. If this Agreement is not cancelled as set forth herein, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 16.

Seller shall endeavor to secure and deliver to Buyer an estoppel certificate from Tenant under the Lease in substantially the form of Exhibit C attached hereto (the "Tenant Estoppel") with any alterations Tenant may make pursuant to its rights under the Lease. Buyer shall deliver the Tenant Estoppel to Seller within 5 days of the Effective Date of this Agreement. Seller reserves the right to make any corrections or changes to the document, which will then be approved by Buyer, before the Tenant Estoppel is sent to Tenant. Seller will deliver the final form of the Tenant Estoppel to Tenant within 7 days after receipt of the final form. Buyer's obligation to close the transaction contemplated under this Agreement is subject to the condition that as of Closing: (i) an estoppel certificate for the leased premises shall have been delivered to Buyer disclosing no material default or claim by landlord or Tenant; (ii) no material default or claim by landlord or Tenant shall have arisen under the Lease that was not specifically disclosed in writing to the Buyer; and (iii) Tenant shall not have initiated or had initiated against it any insolvency, bankruptcy, receivership, or other similar proceeding.   The failure of Seller to obtain and deliver the Tenant Estoppel shall constitute a failure of a condition precedent to Buyer’s obligations to close but shall not constitute a default under this Agreement.

7.   Escrow. Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.   Title. Seller, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an ALTA Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title Company’s standard exceptions; current real property taxes and assessments; the rights of parties in possession pursuant to the Lease; the Permitted Exceptions, as defined herein. Buyer shall, at its sole expense, order and obtain an updated survey of the Property within one (1) business day following the Effective Date of this Agreement (the “Survey”). Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.
Page 16 of 22 Fresenius Medical Care - Grove City, OH

Buyer shall be allowed ten (10) days after receipt of the Title Commitment for examination and the making of any title objections thereto (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

If Seller shall fail to cure (or commence to cure) or eliminate all the Title Objections listed in the Notice of Defect within fifteen (15) business days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above. Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer, including by receipt and examination of the Survey. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

Although Seller is not obliged to deliver a new survey or pay for extended coverage, Seller agrees to execute customary Title Company-required documents, which Seller finds acceptable upon review, necessary for the Title Company to remove non-survey related standard exceptions and to insure the gap period from the date of the Title Commitment until the date of recording of the deed.
Page 17 of 22 Fresenius Medical Care - Grove City, OH

9.   Closing Costs. Seller shall pay the Standard Owner’s Title Insurance Policy premium in the full amount of the Purchase Price along with any title search and exam fees. Seller shall pay all transfer taxes (state, county, and municipal, as applicable). Seller shall pay any and all brokerage commissions to Matthews Retail Group, Inc., d/b/a Matthews Real Estate Investment Services per separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

Buyer shall pay the full cost of any endorsements to the Owner’s Title Insurance Policy and the full cost of any extended coverage as Buyer may require for such policy. Buyer will pay any and all recording fees. Buyer will pay the cost of updating any due diligence provided by Seller, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.

10. Real Estate Taxes, Special Assessments and Prorations.  The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date.

All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

11. S ell er’s  Rep r esen tation s  an d Agreem en ts  .

a) Seller represents and warrants as of this date that:

i.   Seller has been duly organized, is validly existing, and is in good standing as a Minnesota limited partnership. Seller is in good standing and is qualified to do business in the state where the Real Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

ii.   The documents constituting the Seller Materials that are delivered to Buyer pursuant to Paragraph 6 are true, correct, and complete copies of the such materials.
Page 18 of 22 Fresenius Medical Care - Grove City, OH

iii. Except for the existing Lease with the existing Tenant, Seller has not entered into any other leases of the Property. Seller has not received any notice from the Tenant asserting the existence of a default on the part of the landlord under the Lease, and Seller is not aware of any default on the part of Tenant or other event that with the passage of time or giving of notice (or both) would constitute a default by Tenant.

iv.  Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the Closing Date.

v. Seller has not received notice of any pending litigation or condemnation proceedings against the Property or Seller’s interest in the Property, nor is Seller aware that such proceedings are threatened or contemplated. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement.

vi.   Except as expressed in the Phase I Environmental Assessment report delivered to Buyer, Seller has no actual knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property. Seller has no actual knowledge of any underground storage tanks located on the Property. Seller has not manufactured, introduced, released, or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances, or materials (including, without limitation, asbestos).   The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, and other federal laws governing the environment as in effect on the Date of this Agreement together with their implementing regulations and guidelines as of the Date of this Agreement, and all state, regional, county, municipal, and other local laws, regulations, and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.  The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos, and asbestos containing materials, and any substance, material waste, pollutant, or contaminant listed or defined as hazardous or toxic under any Environmental Law.

vii.   The Property is an independent unit which does not currently rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities) located on any property that is not part of the Property to fulfill any municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds).   No other building or other property that is not part of the Property relies upon any part of the Property to fulfill any municipal or other governmental requirement, or to
Page 19 of 22 Fresenius Medical Care - Grove City, OH

provide any essential building systems or utilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities).

viii.   Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department  of the Treasury (including  those  named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

ix.   Seller is not transferring any employees to Buyer in this transaction.

b) Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer’s prior consent, which will not be unreasonably withheld or delayed.

12. Disclosures.

a) As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

b) As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

c) As of the Effective Date hereof, Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions, and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling, or disposal of any Hazardous Materials, in violation of any Environmental Laws. To the best of Seller’s
Page 20 of 22 Fresenius Medical Care - Grove City, OH

knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer’s successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller’s gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

d) Buyer agrees that it is purchasing the Property in its present condition, “as is, where is,” and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

e) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

f)
Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (b) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

The Parties agree that the provisions of this Section 12, subsections (a) through (f), shall survive the Closing Date.

13. Closing.

a) Before the Closing Date, Seller will deposit into escrow an executed limited warranty deed warranting title against lawful claims by, through, or under a conveyance from
Page 21 of 22 Fresenius Medical Care - Grove City, OH

Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the exceptions provided herein.

b) On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

c) On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an  Assignment and Assumption of Leases and Contracts in the form attached hereto as Exhibit D, duly executed and acknowledged by Seller and Buyer, assigning all of Seller’s interest in, to, and under the Lease to Buyer.

d) If required by the terms of the Lease, on or before the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.

e) On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified Closing statement and take all other actions necessary to close escrow.

14. Defaults.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS  SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER  THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.
Page 22 of 22 Fresenius Medical Care - Grove City, OH

IF SELLER SHALL DEFAULT HEREUNDER, THEN BUYER MAY TERMINATE THIS AGREEMENT, WHEREUPON THE ENTIRE EARNEST MONEY SHALL BE RETURNED TO BUYER (TOGETHER WITH ALL INTEREST, IF ANY, EARNED THEREON) OR BUYER MAY INSTITUE AN ACTION FOR SEPCIFIC PERFORMANCE, BUYER WAIVING ALL OTHER RIGHTS OR REMEDIES IN THE EVENT OF A DEFAULT BY SELLER

15. Buyer’s Representations and Warranties  .

a) Buyer represents and warrants to Seller as follows:

i. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

ii.   Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

iii. To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16. Damages, Destruction and Eminent Domain.

a) If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, Seller shall assign to Buyer the Seller’s right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the
Page 23 of 22 Fresenius Medical Care - Grove City, OH

extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property, and Seller shall credit Buyer at Closing for the deductible amount under the Seller’s insurance.

b) If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c) If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d) In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17. 1031 Exchange. Buyer hereby acknowledges that Seller desires and intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended. Accordingly, Buyer agrees that Buyer shall, at no additional cost, obligation, or liability to Buyer, cooperate with and assist Seller in perfecting such an exchange, provided that the consummation of the transaction contemplated hereby is not thereby delayed by fault of Seller.

Seller is selling the Property for purposes of a tax-deferred exchange, and Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transaction contemplated hereby. Seller further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

If Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as accommodator to perfect the 1031 exchange by preparing an agreement of exchange of real property, the accommodator will be an independent third party to be chosen by Seller in Seller’s sole discretion, purchasing the Seller’s interest in the Property from Seller and selling such ownership interest in the Property to Buyer under the same terms and conditions as documented in this Agreement. No such assignment by Seller with respect to an exchange or otherwise shall serve to eliminate or diminish Seller’s personal liability under this Agreement.

If Buyer is purchasing the Property in relation to a tax-deferred exchange, Buyer acknowledges that Seller has made no representations, warranties, or agreements to Buyer or Buyer’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor
Page 24 of 22 Fresenius Medical Care - Grove City, OH

has there been any reliance thereon by Buyer respecting the legal or tax implications of the transaction contemplated hereby. Buyer further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

18. Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within three (3) days following the delivery of the notice to the breaching party. Within three (3) days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within three (3) days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.

19. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument.

20. Expiration. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller, and Seller has five (5) days from receipt hereof within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21. Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the state of Minnesota.

22. Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice. Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:	AEI Accredited Investor Fund 2002 Limited Partnership
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:	AEI Accredited Investor Fund 2002 Limited Partnership
1300 Wells Fargo Place

Page 25 of 22 Fresenius Medical Care - Grove City, OH

30 East Seventh Street
St. Paul, MN 55101
Attn: Matthew Swartzer
Email: mswartzer@aeifunds.com

If to Buyer:	DV Wyoming, LLC
4700 Merilane Ave
30 East Seventh Street
Edina, MN 55436
Phone:
Email:

With a copy to:

23. Miscellaneous.

a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b) If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.

c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

d) Buyer shall have the right to assign this Contract at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the Closing documentation accordingly).  Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

e) Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Standard
Page 13 of 22 Fresenius Medical Care - Grove City, OH

Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.

[SIGNATURES PAGES FOLLOW]
Page 14 of 22 Fresenius Medical Care - Grove City, OH

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI INCOME & GROWTH FUND 24, LLC
a Delaware limited liability company

By: AEI Fund Management XXI, Inc. a Minnesota corporation
Its: Managing Member

By: /s/ Marni Nygard
            Marni Nygard, Chief Investment Officer

Date: October 18, 2019
Page 15 of 22 Fresenius Medical Care - Grove City, OH

BUYER:

DV WYOMING, LLC
a Minnesota limited liability company

By: /s/ William Scott Stuart
William Scott Stuart, Jr
Manager

Date: October 24, 2019
Page 16 of 22 Fresenius Medical Care - Grove City, OH

Exhibit A

(Legal Description)

Situated in the State of Ohio, County of Franklin and in the City of Grove City and bounded and described as follows:

And known as being Unit 3161 of the BROADWAY PROFESSIONAL VILLAGE CONDOMINIUM, as the same is numbered and delineated upon the recorded plat thereof, of record in Condominium Plat Book 161, page 8-11 and Instrument Number 200601250015626, and as amended in that First Amendment to the Broadway Professional Village Condominium, of record in Condominium Plat Book 205, page 89 and Instrument Number 200807280114624, Recorder’s office, Franklin County, Ohio , together with undivided interest in Common Elements as set forth in the Declaration and Bylaws thereof in Instrument Number 200601250015624, and as amended in that Frist Amendment to Declaration of the Broadway Professional Village Condominium of record in Instrument Number 200807280114623, Recorder’s Office, Franklin County, Ohio.

Page 17 of 22 Fresenius Medical Care - Grove City, OH

Exhibit B

(Due Diligence Items)

The following Seller’s Materials will be provided by Seller, to the extent such items exist in
Seller’s possession:

a) A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;

b) A copy of Seller’s existing as-built ALTA survey of the Property;

c) A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, and project acceptance letter;

d) A copy of Seller’s existing Phase I Environmental Site Assessment report;

e) A copy of the Tenant’s existing insurance certificate(s) for the Property;

f)  A copy of the Certificate of Occupancy from the governing municipality;

g) Copies of the existing final building plans and specifications for the improvements; and h) A copy of the most recent real estate tax statement for the Property.
Page 18 of 22 Fresenius Medical Care - Grove City, OH

Exhibit C

(Form of Tenant Estoppel)

ESTOPPEL CERTIFICATE

TO:      Buyer

                   ("Tenant") does hereby certify as follows:

1.          The Tenant is the tenant under that certain lease agreement (the "Lease Agreement")
dated          between               as Landlord ("Landlord") and Tenant.

2.          The Lease is presently in full force and effect and there are no amendments  or modifications to the Lease except for that certain [insert the title of all documents Tenant is to certify are complete and accurate] (collectively, the "Lease"). There are no understandings, contracts, agreements or commitments of any kind whatsoever with respect to the Lease except as expressly provided in the Lease.

3.          The lease term has commenced and full rental is now accruing thereunder. The Lease is

for   a   total   term   of
(          )  years  beginning                          ,  and  ending

                                   , with               (          ) options to extend for                           (                  ) years each, unless sooner terminated or extended pursuant to the provisions of the Lease.

4.          The Tenant has accepted possession of the leased premises under the Lease, and except as noted on the Schedule hereto, all improvements required by the Lease to be made by the Landlord have been completed to the satisfaction of the Tenant, and there is no construction completed, ongoing, or planned for which Landlord is obligated to reimburse Tenant. The Tenant presently occupies _                                                                              _

[street address], comprising                       [total square feet] square feet of space, and is paying $_
[rental

amount] per           as rental to Landlord under the Lease. Any additional rent payable pursuant to the Lease on account of                                                               , has been paid through                                         [month and year].

5.          Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor to Tenant's knowledge, is there now any fact or condition which, with notice or lapse of time or both, will become such a default. Tenant is not in any respect in default of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, will become such a default).

6.          No rent under the Lease has been paid more than thirty (30) days in advance of its due date and there are no defenses, offsets, counterclaims or credits against rents or other charges due or to become due under the Lease.

7.          Tenant has paid to Landlord $       as a security deposit under the Lease. To Tenant's knowledge, no portion of the security deposit has been applied by Landlord to any obligation under the Lease.

8.          Except as stated otherwise herein, Tenant does not have any right to renew or extend the term of the Lease, nor does Tenant have any option or preferential right to purchase all or any part of the leased premises or all or any part of the building and premises of which the leased premises are a part, nor any right, title or interest with respect to the leased premises other than Tenant’s rights under the Lease.

9.          Tenant has not subleased any portion of the leased premises or assigned, transferred or hypothecated its interest in the Lease.
Page 19 of 22 Fresenius Medical Care - Grove City, OH

The foregoing provisions may be relied on by and shall inure to the benefit of the addressees set forth above and their successors, assigns, grantees and mortgagees and shall be binding upon the undersigned and its successors and assigns.

DATED:_                                  , 201_.

[TENANT NAME]

By

(Name)                                                                                                          (Title)
Page 20 of 22 Fresenius Medical Care - Grove City, OH

Exhibit D

(Form of Assignment)

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACT

This instrument is executed and delivered as of the       day of                 , 201_ pursuant to that certain Agreement of Purchase and Sale ("Agreement") dated                       , 201_, by and between                                   , a                                         ("Seller"), and                                 , a                                 ("Buyer"), covering the real property described in Exhibit A attached hereto ("Real Property").

1.          Sale of Personality. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Buyer the following:

(a)        Intangible Personality. All the right, title and interest of Seller in and to any and all of the intangible personal property related to the Real Property, including, without limitation, the plans and specifications and other architectural and engineering drawings for the Real Property and improvements located on the Real Property; warranties; contract rights related to the construction, operation, ownership or management of the Real Property (but excluding Seller's obligations under contracts except those expressly assumed in this instrument); governmental permits, approvals and licenses to the extent assignable; and telephone exchange numbers (if assignable).

2.          Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Buyer, and Buyer hereby accepts the following:

(a)        Leases. All of the landlord's right, title and interest in and to the tenant leases ("Leases") covering the Real Property, as set forth on the Rent Roll attached hereto as Exhibit B, which Seller certifies is true and correct as of the date indicated thereon, and Buyer hereby assumes all of the landlord's obligations under the Leases arising from and after the Closing Date (as defined in the Agreement) but, as to the landlord's obligations with regard to security deposits and other deposits, only to the extent the security deposits and other deposits have been transferred or credited to Buyer and, as to landlord's obligations to construct tenant improvements and incur other tenant procurement costs, only to the extent expressly provided in the Agreement;

(b)        Service Contracts.   The service contracts described in Exhibit C attached hereto (the "Service Contracts"), and Buyer hereby assumes the obligations of Seller under such service contracts arising from and after the Closing Date; and

3.          Warranty.   Seller hereby represents and warrants to Buyer that it is the owner of the property described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the Permitted Exceptions as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Assignment of Leases and Contracts to be executed as of the date written above.

SELLER:

By:  Name:  Title:
Page 21 of 22 Fresenius Medical Care - Grove City, OH

BUYER:

By:  Name:  Title:
Page 22 of 22 Fresenius Medical Care - Grove City, OH